UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

February 27, 2012

TIBCO Software Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-26579	77-0449727
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3303 Hillview Avenue

Palo Alto, California 94304-1213

(Address of principal executive offices, including zip code)

(650) 846-1000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(e) Compensatory Arrangements of Certain Officers.

Chief Executive Officer Employment Agreement

On February 28, 2012, TIBCO Software Inc. (the “Company”) entered into an amended and restated employment agreement (the “Amended Agreement”) with its Chief Executive Officer, Vivek Ranadivé, amending and restating his employment agreement originally entered as of November 30, 2004 and amended on September 26, 2008, between the Company and Mr. Ranadivé. Mr. Ranadivé is an at-will employee of the Company. The Amended Agreement has a term of three years unless terminated earlier in accordance with its terms.

Pursuant to the terms of the Amended Agreement, Mr. Ranadivé will receive an annual base salary of $575,000 and will be eligible to receive a bonus payable upon achievement of performance goals established by the Compensation Committee of the Company’s Board of Directors (the “Committee”). Mr. Ranadivé’s annual target bonus will be 100% of his base salary.

In addition, pursuant to and in connection with the execution of the Amended Agreement, Mr. Ranadivé has been granted

(i) time-based restricted stock units covering 175,000 shares of the Company’s common stock and (ii) performance-based restricted stock units covering 175,000 shares of the Company’s common stock (assuming target achievement of 15% Non-GAAP EPS growth for fiscal years 2012, 2013 and 2014 on a compounded annual growth basis (as compared to the Company’s fiscal year 2011 Non-GAAP EPS) (“Non-GAAP EPS Growth”)). If the Company attains maximum achievement of the three-year performance objective of 25% Non-GAAP EPS Growth, Mr. Ranadivé would receive performance-based restricted stock units covering 525,000 shares of the Company’s common stock. In addition to the foregoing, the Committee may also grant Mr. Ranadivé equity awards in future fiscal years which may be based on achievement of applicable performance conditions at the maximum level specified and satisfaction of applicable time-based vesting conditions. Any future equity awards will be made in the sole discretion of the Committee.

If the Company terminates Mr. Ranadivé’s employment without Cause, or if Mr. Ranadivé terminates his employment with the Company for Good Reason, and the termination is not in connection with a Change of Control, Mr. Ranadivé will receive the following: (i) continued payments of his base salary for a period of twelve months, (ii) a lump-sum payment equal to his actual bonus for the fiscal year immediately preceding the fiscal year in which the termination occurs, (iii) continuation of certain health benefits for up to twelve months, and (iv) except to such greater extent as may be set forth in any applicable award agreement, twelve months’ accelerated vesting of equity awards held by Mr. Ranadivé.

If the Company terminates Mr. Ranadivé’s employment without Cause, or if Mr. Ranadivé terminates his employment with the Company for Good Reason, and in either event such termination occurs during the period beginning three months prior to a Change of Control and ending twelve months following a Change of Control, Mr. Ranadivé will receive the following: (i) continued payments of his base salary for a period of twenty-four months, (ii) a lump-sum payment equal to twice the average of Mr. Ranadivé’s actual bonuses for the two fiscal years immediately preceding the year in which the Change of Control occurs, (iii) continuation of certain health benefits for up to twenty-four months, and (iv) except to such greater extent (with respect to performance vesting awards) as may be reflected in any applicable award agreement, full vesting of all equity awards held by Mr. Ranadivé.

The Amended Agreement also contains certain restrictive covenants and other prohibitions that preclude Mr. Ranadivé from competing with the Company or soliciting its employees or customers during the period that he is receiving severance benefits from the Company.

FY 2012 TIBCO Executive Incentive Compensation Plan

On February 27, 2012, the Committee approved the terms of the FY 2012 TIBCO Executive Incentive Compensation Plan (the “EICP”). The EICP provides for the payment of cash bonuses to eligible Section 16

Officers based on the attainment of certain corporate performance criteria established by the Committee. There is also a discretionary component to the EICP which permits the Committee to award cash bonuses based on certain factors.

A description of the EICP is filed herewith as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description

99.1	Summary of FY 2012 TIBCO Executive Incentive Compensation Plan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TIBCO Software Inc.

By:	/s/ William R. Hughes
William R. Hughes Executive Vice President, General Counsel and Secretary

Date: March 1, 2012

EXHIBIT INDEX

Exhibit No.	Description

99.1	Summary of FY 2012 TIBCO Executive Incentive Compensation Plan.